3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 | 952-947-7777

REGIS CORPORATION

Jim Lain
[Address omitted]

December 22, 2021

Dear Jim,

On behalf of Regis Corporation ("Regis"), I am pleased to offer you the role of Executive Vice President, Chief Operating Officer with the following terms:

- **Start date**: December 23, 2021
- **Base salary**: $425,000
- **Annual Bonus**: You will be eligible for a cash bonus under the Regis Corporation Short-Term Incentive Plan with an annual target payout equal to 70% of your annualized base salary. Your annual bonus for fiscal year 2022 will be prorated from the effective date of your promotion.
- **Equity Grants:** You will continue to be eligible for equity grants as determined by the Regis Board of Directors' Compensation Committee.
- **Employee Benefits:** You will continue to be eligible to participate in executive level perquisites and employee benefit plans and programs generally available to other senior executives of the company, subject to the terms and conditions of such plans and programs.
- **Severance:** As an Executive Vice President, you are covered by the Senior Executive Severance Policy dated May 18, 2020, which plan may be amended from time to time.
- **Covenants**: You will continue to be bound by the terms of the confidentiality and restrictive covenants you signed as a condition of your initial employment with Regis.

You understand that this offer, should you accept it, supersedes and replaces any other understanding or other agreement between you and Regis with respect to your employment with Regis.

This offer is conditioned upon your representation that you are able to perform the duties of this position and are not hindered by a non-compete or other agreement with any other employer which would prevent you from working at Regis in this role. Your employment with Regis continues to be at-will, which means either you or Regis may terminate your employment at any time for any reason, subject to any rights you may have under the Senior Executive Severance Policy referred to above.

I look forward to serving with you in the future. Please sign below to indicate your approval.

Respectfully,

Matthew Doctor

Matt Doctor
Interim Chief Executive Officer

Accepted by: Jim Lain